EXHIBIT 23.1

CONSENT OF PLANTE & MORAN, PLLC, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 pertaining to the Diamond Hill Investment Group, Inc. 2005 Employee and Director Equity Incentive Plan of our report dated February 3, 2006, regarding the financial statements of Diamond Hill Investment Group, Inc. which appear in Diamond Hill Investment Group, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006.

February 8, 2007
Columbus, Ohio
PLANTE & MORAN, PLLC

/s/ Plante & Moran, PLLC